Supplement dated January 21, 2021
to Final Term Sheet dated October 29, 2020
(To Prospectus dated December 26, 2018,
Prospectus Supplement dated  December 26, 2018 and
Product Prospectus Supplement EQUITY ARN-1 dated April 21, 2020)
Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-228614

The Bank of Nova Scotia
Capped Notes
Linked to the S&P 500® Index, due January 27, 2023
CUSIP: 06417R245
(the “notes”)
This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BofA Securities, Inc. and any of our or their respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.
The Starting Value for the notes was defined in the final Term Sheet dated October 29, 2020 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on October 29, 2020, the first day of the Starting Value Determination Period, was 3,310.11.
The Starting Value Determination Period expired on December 29, 2020. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 3,269.96, which was the closing level of the Market Measure on October 30, 2020.
Therefore, the Starting Value for the notes is 3,269.96.
Documentation
You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Final Term Sheet, page PS-6 of product prospectus supplement EQUITY ARN-1, page S-2 of the prospectus supplement, and page 5 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Final Term Sheet dated October 29, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120003935/bn55443948-424b2.htm
●	Product prospectus supplement EQUITY ARN-1 dated April 21, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120001520/bn54951962-424b2.htm
●	Prospectus supplement dated December 26, 2018: https://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm
●	Prospectus dated December 26, 2018: https://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to The Bank of Nova Scotia.